Ratio of Earnings to Fixed Charges           Exhibit 12

                                            Nine Months
                                               Ended
                                           Sept. 30, 1995
                                               (000s)
 Earnings

 Income before interest expense  . . . . .    $27,481

 Add:
 Income tax items  . . . . . . . . . . . .     10,554
 Income tax on other income  . . . . . . .      1,129
 Amortization of debt discount, premium
   expense . . . . . . . . . . . . . . . .        190
 AFUDC - borrowed funds  . . . . . . . . .         24
 Interest on rentals . . . . . . . . . . .        147
   Total Earnings  . . . . . . . . . . . .    $39,525

 Fixed Charges
 Interest on long-term debt  . . . . . . .      7,774
 Other interest  . . . . . . . . . . . . .        797
 Amortization of debt discount, premium
   expense . . . . . . . . . . . . . . . .        190
 Interest on rentals . . . . . . . . . . .        147
   Total Fixed Charges . . . . . . . . . .     $8,908

 Ratio of Earnings to Fixed Charges  . . .      4.44x